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                [LETTERHEAD OF FIRST NORTHERN COMMUNITY BANCORP]





Contact:  Owen J. Onsum                                           May 22, 2000
Chief Executive Officer/President
FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

      First Northern Bank Announces Completion of Holding Company Formation
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First Northern Bank, headquartered in Dixon, California, has announced the completion of its corporate reorganization whereby the Bank became the wholly-owned subsidiary of First Northern Community Bancorp effective
May 19, 2000.

The shareholders of the Bank are now the shareholders of the Bancorp in a stock exchange on a one-for-one basis. An actual exchange of Bank share certificates will not be required because the existing Bank share certificates are deemed to represent shares of the Bancorp. However, new Bancorp share certificates will be issued when future transactions occur.

"Completing the reorganization into a bank holding company structure is beneficial to us and our shareholders," said Owen J. Onsum, who is President and Chief Executive Officer of both the Bank and the Bancorp. "Our prospects for enhancing our relationships with our customers remain bright and we look forward to a successful future with this new corporate structure."

First Northern Bank's stock ticker symbol "FDIX" has been delisted from the OTC Bulletin Board and replaced by First Northern Community Bancorp's ticker symbol "FNRN."

In addition, the Board of Directors of the Bancorp has approved a new stock repurchase program for its outstanding Common Stock. Based on market conditions, share repurchases will be made from time to time in the open market or in privately negotiated transactions. The repurchase program, which will remain in effect until April 30, 2002, allows purchases in an aggregate amount of up to 10% of the Bancorp's equity over a rolling 12-month period. The new Bancorp program essentially replaces the Bank's stock repurchase plan that was terminated on May 19, 2000 as a result of the reorganization.

As before, the stock repurchase program will provide management with an effective mechanism for capital management. Commenting on the stock repurchase program, Onsum said, "In addition to our record first quarter earnings, the Bancorp's new stock repurchase program demonstrates our continued commitment to providing fundamental value for our shareholders. We continue to believe that our common stock represents an attractive value at current prices."

First Northern Bank, established in 1910, is a community based bank with branch offices strategically located in the communities of Dixon, Davis, Fairfield, Vacaville, West Sacramento, Winters and Woodland. The Bank has Real Estate offices in Davis and El Dorado Hills, and an SBA Loan Department in Sacramento. First Northern offers a wide range of SBA, real estate, commercial, agriculture and consumer loans, as well as a full array of alternative investment products. Information on First Northern Community Bancorp's stock can be obtained on the OTC Bulletin Board under the ticker symbol FNRN.
Primary market makers for First Northern Bank are PaineWebber, Inc., Hoefer & Arnett, Inc., Sutro & Co. and Pacific Crest Securities. The Bank can be found on the World Wide Web at www.thatsmybank.com.